Exhibit 99.1
Unica Announces Preliminary Selected Financial Results for
Fourth Quarter and Full Year Fiscal 2007
•	Expect to Report Record Revenue of $29.5 million in the Fourth Quarter

•	Expect to Report License Revenue of $12.8 million in the Fourth Quarter

•	Additional time required to complete accounting for State Sales Taxes
WALTHAM, Mass. — November 15, 2007 — Unica Corporation (Nasdaq: UNCA), a leading global provider of enterprise marketing management (EMM) solutions, today announced preliminary selected financial results for its fiscal fourth quarter and full year ended September 30, 2007.
The company is reporting preliminary selected financial results for the fourth quarter and full year fiscal 2007, including an estimated profitability range, due to the fact that the company has under-provided for state sales tax liabilities and may have not fully recorded related receivables, in each case primarily in prior years. The company is currently assessing the liability in each state jurisdiction for current and prior years, and as a result, the company has not determined whether it will be required to restate prior period results related to the state sales tax liability.
For the fourth quarter of fiscal 2007, the company expects to report total revenue of $29.5 million, an increase of 22% compared with the fourth quarter of fiscal 2006. Perpetual license revenue is expected to be $12.8 million, an increase of 18%, subscription revenue is expected to be $2.4 million, an increase of 29% and maintenance and services revenue is expected to be $14.3 million, an increase of 24%, each compared to the prior year quarter. For the fourth quarter of fiscal 2007, maintenance revenue on perpetual licenses is expected to be $10.6 million, an increase of 26% from the prior year quarter, and services revenue is expected to be $3.7 million, an increase of 18% from the prior year quarter.
Yuchun Lee, chief executive officer of Unica Corporation, stated, “We are very pleased with the company’s performance in the fourth quarter, which was highlighted by better-than-expected revenue due to a sequential increase of 84% in license revenue. It was encouraging to see the strong rebound in sales execution from the third quarter, which was consistent with Unica’s longer-term history. We are optimistic about our outlook and are confident that our continued investments in expanding our sales management, field sales representatives and operations personnel will yield results in 2008 and beyond.”
Lee added, “As market adoption of EMM solutions continues to grow, we see two major segments of the market developing and we are positioning our go-to-market strategy to take full advantage of our market opportunity. We expect to continue to experience solid growth in the large and under penetrated enterprise market, and beginning in fiscal 2008 we will increase our resources targeted at the on-demand EMM market for small and mid-sized businesses.” Lee continued, “Our acquisition of MarketingCentral provides Unica with a best-in-class on-demand offering in the marketing resource management (MRM) space, our on-demand Internet marketing solutions continue to be highly rated by independent analysts, and we plan on delivering additional on-demand solutions across other key EMM disciplines over time. We believe that the overall EMM market will produce several very large companies and that we are making the investments necessary to become one of the ultimate winners.”
For the fourth quarter of fiscal 2007, the company currently anticipates reporting GAAP income (loss) from operations, in a range from approximately a loss of ($400,000) to income of $400,000. The company also expects to report GAAP income (loss) per diluted share in a range from a loss of $0.01 to income of $0.02 for the fourth fiscal quarter 2007.
For the fourth quarter of fiscal 2007, the company currently anticipates reporting non-GAAP income from operations in the range of $2.0 million to $2.8 million, which excludes non-cash share-based compensation expense of $1.7 million and amortization of acquired intangibles of $718,000. For the fourth fiscal quarter of 2007, the company expects to report non-GAAP net income per diluted share in a range of $0.09 to $0.13. These results compare to the company’s original guidance of non-GAAP operating income in a range of $2.0 million to $2.5 million and non-GAAP net income per diluted share in a range of $0.07 to $0.09.
As of September 30, 2007, Unica had cash, cash equivalents, and short-term investments of $38.4 million, a decrease from $51.6 million at June 30, 2007. The decrease in cash was primarily related to $12.1 million net cash paid for the acquisition of MarketingCentral and an increase in accounts receivable driven by the strong sequential increase in revenue during the fourth quarter. At September 30, 2007, deferred revenue was $38.6 million, an increase of 14% on a year-over-year basis.
Ralph Goldwasser, chief financial officer of Unica, said, “We believe the opportunity at the enterprise segment of the EMM market remains large and under penetrated. In addition, we believe our on-demand initiative targeted at the small and medium sized segment of the EMM market is complementary and additive to our traditional target market. We are still in the early stages of executing against this strategy, and the investments necessary to be successful in this initiative are reflected in our fiscal 2008 guidance, along with continued solid growth in revenue.”
Goldwasser added, “The company is working diligently to complete the accounting for state sales taxes. We expect that this process will be completed shortly, and we currently expect to file our annual report on Form 10-K before the filing deadline.”
Additional Fourth Quarter and Recent Business Highlights:
•	Continued to achieve global success and growth. New customers added during the fourth quarter included: Loyalty Management Group Canada Inc. (Canada), Banco Bilbao Vizcaya Argentaria, S.A. (Spain), Dexia Bank (Belgium), Hilton Grand Vacations Company, The Neiman Marcus Group, Inc., Reed Business BV (The Netherlands), and Bausparkasse Schwäbisch Hall (Germany) among others. In addition, the company expanded the scope of its relationship with many existing customers including Aetna Life Insurance Company, York Enterprise LLC d/b/a YES Solutions, National City Corporation and Wachovia Corporation.

•	Named a winner in CRM magazine’s 2007 CRM Market Leader awards in the marketing automation category. This is the fourth consecutive year that Unica has received the award in a market leader category.

•	Unica’s Affinium® Software Suite was named a Trend-Setting Product of 2007 by KMWorld Magazine. The annual list recognizes software solutions that provide a unique market value and continual vision for the future.

•	Cited as a “Leader” in the web analytics market in Forrester Research’s report, “The Forrester Wave™: Web Analytics Platforms, Q3 2007 report.”

•	Formed a strategic partnership with Sapient Corporation to provide new marketing technology and services that help large and mid-size enterprise organizations maximize their brand impact, improve online and offline campaign results and increase the return-on-investment of their overall marketing spend.

Full Year Fiscal 2007 Results:
For the full year fiscal 2007, Unica expects to report total revenue of $102.3 million, an increase of 24% compared with fiscal 2006. The company expects to report non-GAAP income from operations in the range of $5.2 to $6.0 million for the full year fiscal 2007, excluding non-cash share-based compensation expense of $5.5 million and amortization of acquired intangibles of $2.7 million. Non-GAAP net income per share is expected to be in the range of $0.28 to $0.31 for the full year fiscal 2007.
Financial Outlook
Outlook for the first quarter and fiscal year ending September 30, 2008 are as follows:
First Quarter of Fiscal Year 2008:
•	Revenue: Targeting between $27.2 million and $27.6 million with a certain amount of variability.

•	Non-GAAP Operating Income: Expected to be between $800,000 and $1.2 million, with a certain amount of variability.

•	Non-GAAP Diluted Earnings Per Share: Expected to be $0.03 to $0.05 based on an estimated weighted average of 21.9 million shares outstanding and an estimated non-GAAP effective tax rate of 30%.
Fiscal Year 2008:
•	Revenue: Targeting between $121.0 million and $123.0 million.

•	Non-GAAP Operating Income: Expected to be between $8 million to $9 million, with a certain amount of variability.

•	Non-GAAP Diluted Earnings Per Share: Expected to be $0.31 to $0.34 based on an estimated weighted average of 22.4 million shares outstanding and an estimated non-GAAP effective tax rate of 30%.
The preceding forward-looking information with respect to non-GAAP operating income and earnings per share excludes share-based compensation expense in an estimated amount of approximately $1.8 million and $7.5 million for the first quarter and full year fiscal 2008, respectively, and amortization of acquired intangibles in an estimated amount of approximately $0.8 million and $3.0 million for the first quarter and full year fiscal 2008.
Conference Call Details
Unica will discuss its quarterly results and related matters via a teleconference today, November 15, at 5:00 p.m. EST. To access this call, dial 888-205-6439 (domestic) or 913-312-0712 (international). Additionally, a live audio webcast of the conference call will be available through Unica’s web site at http://investor.unica.com.
A replay of this conference call will be available from 8:00 p.m. EST on Thursday, November 15, 2007 through 11:59 p.m. EST on Thursday, November 29, 2007 at 888-203-1112 (domestic) or 719-457-0820 (international). The replay passcode is 2940318. A replay of the webcast will also be available on the events portion of the Unica web site following the earnings call.
Non-GAAP Financial Measures

Unica has provided in this press release selected financial information that has not been prepared in accordance with GAAP. This information includes historical and estimated future non-GAAP operating income, net income, effective tax rate and earnings per share.
Unica uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Unica’s ongoing operational performance. Unica believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Unica’s industry, many of which present similar non-GAAP financial measures to investors. Specifically, on both a historic and a forward-looking basis, these non-GAAP measures exclude:
•	Expense associated with the write-off of in-process research and development and amortization of intangible assets related to acquisitions, as exclusion of these expenses allows comparisons of operating results that are consistent over time for both the company’s newly acquired and long-held businesses and with both acquisitive and non-acquisitive peer companies.
•	Expense associated with share-based compensation related to options to purchase common stock, the employee stock purchase plan and restricted stock units because, while share-based compensation is a significant ongoing expense affecting the company’s results of operations, the company’s management excludes share-based compensation from the company’s forecasting and planning process used to allocate resources. In addition, because of varying available valuation methodologies, subjective assumptions and the variety of award types, the company believes that excluding share-based compensation may enable useful comparisons of the company’s operating results to its competitors.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.
About Unica
Unica Corporation (Nasdaq: UNCA) is a leading global provider of enterprise marketing management (EMM) software. The most comprehensive EMM suite on the market today, Unica’s Affinium® software streamlines the entire marketing process for brand, relationship and internet marketing — from planning and budgeting to project management, execution and measurement. More than 500 companies worldwide have adopted Affinium as their EMM solution.
Unica is headquartered in Waltham, Mass. with offices around the globe. For more information, visit www.unica.com.
Note to Editors: Copyright 2007 Unica Corporation. Unica, the Unica logo, and Affinium are registered trademarks of Unica Corporation. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.
Forward-looking Statements
Information provided in this press release contains forward-looking statements that relate to future events and the future financial performance of Unica. These forward-looking statements are based upon Unica’s historical performance and its current plans, estimates and expectations, and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Unica’s expectations as of the date of this press announcement. Subsequent events may cause these expectations to change, and Unica disclaims any obligation to update or revise the forward-looking statements in the future. In addition, Unica’s estimate of results for the fourth fiscal quarter and full year 2007 are subject to change based on the completion of its analysis of the accounting for State Sales and Use Tax related assets, liabilities and expenses. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including but not limited to the possibility that the market for enterprise software does not develop as anticipated; lower than expected sales due to competitive factors; the company may not continue to deliver year-over-year growth in revenue and profitability; the company may not continue to generate cash from operations; the company’s financial projections may be incorrect; These and other important risk factors listed in the company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q could cause Unica’s performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These filings are available on a web site maintained by the SEC at http://www.sec.gov.
Media contact:
Anne Mathewson
Greenough Communications
617-275-6528
amathewson@greenoughcom.com
Investor contact:
Kori Doherty
ICR
617-956-6730
kdoherty@icrinc.com

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